Exhibit 5.1

By Email Aptorum Group Limited Floor 4, Willow House, Cricket Square, Grand Cayman, KY1-9010 Cayman Islands 7 January 2025	Campbells Registered Foreign Law Firm 3002-04, 30/F Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong
D +852 T +852 3708 3000 F +852 3706 5408 E @campbellslegal.com campbellslegal.com
Our Ref: 12574 - 17506 Your Ref: ______
CAYMAN | BVI | HONG KONG

Dear Sirs

Aptorum Group Limited

We have acted as Cayman Islands legal advisers to Aptorum Group Limited (the “Company”), a Cayman Islands exempted company, in connection with the issue and offering by the Company of an aggregate of 1,535,000 Class A ordinary shares of the Company, par value US$0.00001 each (the "Shares") pursuant to the Securities Purchase Agreement (as defined below) and the Company’s Registration Statement on Form F-3 (File No. 333-268873) originally filed with the U.S. Securities and Exchange Commission in the United States (the “Commission”) on December 19, 2022 and declared effective on 19 January 2023, and the accompanying prospectus supplement relating to the Ordinary Shares, dated January 2, 2025 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof.

1	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Resolutions and the Certificate of Good Standing (each as defined below). We have also relied upon the following assumptions, which we have not independently verified:

1.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;

1.2	All signatures, initials and seals are genuine;

1.3	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions expressed herein;

1.4	The A&R Memorandum and Articles (as defined below) remain in full force and effect and are unamended;

1.5	The Resolutions were duly passed in the manner prescribed in the A&R Memorandum and Articles and the resolutions contained in the Resolutions are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect;

Managing Partner: Shaun Folpp (British Virgin Islands)

Resident Hong Kong Partners: Jenny Nip (England and Wales), Stuart D’Addona (New South Wales (Australia)), Paul Trewartha (Victoria (Australia)),

Jane Hale (Queensland (Australia)) and James McKeon (Queensland (Australia))

Non-Resident Hong Kong Partner: Robert Searle (Cayman Islands)

Cayman Islands and British Virgin Islands

1.6	The authorised shares of the Company as set out in the A&R Memorandum and Articles have not been amended; and

1.7	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the then effective Memorandum and Articles of Association of the Company) and all resolutions passed at the meetings, or passed by written consent as the case may be.

1.8	The Shares to be issued by the Company pursuant to the Resolutions and Securities Purchase Agreement (as defined below) will be issued by the Company against payment in full, in accordance with Resolutions and be duly registered in the Company’s register of members.

1.9	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions herein.

2	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:

2.1	A copy of the certificate of incorporation issued by the Registrar of Companies in the Cayman Islands on 13 September 2010;

2.2	A copy of the Company’s certificate of incorporation on change of name issued by the Registrar of Companies in the Cayman Islands on 3 March 2017;

2.3	A copy of the certificate of incorporation of change of name issued by the Registrar of Companies in the Cayman Islands dated 19 October 2017;

2.4	A copy of the statutory registers of directors and officers, members, mortgages and charges of the Company as maintained at its registered office in the Cayman Islands by Campbells Corporate Services Limited and reviewed on 6 January 2025;

2.5	A copy of the third amended and restated Memorandum and Articles of Association of the Company adopted by special resolutions on 21 February 2023 and filed with the Registrar of Companies (the "A&R Memorandum and Articles");

2.6	Certificate of Good Standing in respect of the Company issued by the Registrar of Companies in the Cayman Islands dated 2 January 2025 (the "Certificate of Good Standing");

2.7	Copies of the written resolutions of the board of directors of the Company dated 2 January 2025 (the "Resolutions");

2.8	The records of proceedings of the Company on file with, and available for inspection on 6 January 2025, at the Grand Court of the Cayman Islands; and

2.9	A copy of the securities purchase agreement dated 2 January 2025 entered into by the Company and the parties set out therein (the “Securities Purchase Agreement”).

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The issue and allotment (as applicable) of the Shares have been duly authorised, and when allotted, issued and paid for as contemplated and as described in the Resolutions and the Securities Purchase Agreement (as applicable), the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

4.1	We make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.2	In this opinion, the phrase "non-assessable" means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

4.3	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in such capacity and may not be relied upon by any other person without our prior written consent. This opinion may not, without our prior written consent, be disclosed except to (i) any governmental agency or authority or regulatory body; and/or (ii) where required by law. This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Campbells

Campbells

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